EMPLOYMENT AGREEMENT
RECITALS:
AGREEMENT
APPENDIX 1

EXHIBIT 10.1

EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (“Agreement”) is entered into effective as of the 1st day of March, 2005 (the “Effective Date”), among HCC Insurance Holdings, Inc. (the “Company” or “HCC”) and CRAIG J. KELBEL (“Executive”). Executive and the Company are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS:

     WHEREAS, Executive is to be employed as an officer or key employee of the Company;

     WHEREAS, it is the desire of the Company to engage Executive as an officer or key employee of the Company; and

     WHEREAS, Executive is desirous of being employed by the Company on the terms herein provided; and

     WHEREAS, Executive and the Company have previously entered into that certain employment agreement effective as of January 10, 2002 (the “2002 Agreement”), which 2002 Agreement is to be terminated and replaced herewith.

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties agree as follows:

AGREEMENT

     1. Term. Effective as of the Effective Date, the Company hereby employs Executive, and Executive hereby accepts such employment, on the terms and conditions set forth herein, for the period (the “Basic Term”) commencing on the Effective Date and expiring at 11:59 p.m. on December 31, 2008 (unless sooner terminated as hereinafter set forth). At the end of the Basic Term, this Agreement may be renewed for an additional period to be specified by the Company (the “Renewal Term”) if the Company offers Executive at least the same compensation and terms as in this Agreement for the Basic Term. In the event of such a renewal, unless specified otherwise, the rights and obligations of the Company and Executive hereunder shall apply during the Renewal Term.

     2. Duties.

          (a) Duties as Executive of the Company. Executive shall, subject to the supervision of the Chief Executive Officer of the Company (the “HCC CEO”), act as an Executive Vice President of the Company and the President and Chief Executive Officer of HCC Life Insurance Company (“HCC Life”) in the ordinary course of its business with all such powers with respect to such management and control as may be reasonably incident to such responsibilities. Executive shall exercise oversight responsibilities for all life, accident, health and other specialty divisions (as designated by the HCC CEO) of the Company including HCC Life and ASU International. Additionally, if required, Executive shall participate in such other special corporate projects as shall be designated by the HCC CEO including mergers and acquisitions activities and oversight of newly acquired subsidiaries. During normal business hours, Executive shall devote his full time and attention to diligently attending to the business of the Company. During the Basic Term and the Renewal Term, Executive shall not directly or indirectly render any services of a business, commercial, or professional nature to any other person, firm, corporation, or organization, whether for compensation or otherwise, without the prior written consent of the HCC CEO. However, Executive shall have the right to engage in such activities as may be appropriate in order to manage his personal investments so long as such activities do not materially interfere or conflict with the performance of his duties to the Company hereunder. The conduct of such activity shall not be deemed to materially interfere or conflict with Executive’s performance of his duties until Executive has been notified in writing thereof and given a reasonable period in which to cure the same.

          (b) Other Duties. If elected, Executive agrees to serve as a member of such managerial committees of the Company and of any of its direct or indirect parents or subsidiaries (collectively, “Affiliates”) and in one or more executive offices of any of the Company’s Affiliates, provided Executive is indemnified for serving in any and all such capacities in a manner acceptable to the Company and Executive. If elected, Executive agrees that he shall not be entitled to receive any compensation for serving as a director of HCC Life, or in any capacities for the Company or the Company’s Affiliates other than the compensation to be paid to Executive by the Company pursuant to this Agreement.

     3. Compensation and Related Matters.

          (a) Base Salary. Executive shall receive an initial base salary paid by the Company of $450,000 per year from the Effective Date throughout the Basic Term. At the sole discretion of the Company, during the Renewal Term, the base salary may be increased. For purposes of this Agreement, “Base Salary” shall mean Executive’s initial base salary or, if increased, then the increased base salary. The Base Salary shall be paid in substantially equal monthly installments.

          (b) Bonus Plan.

          (1) Incentive Bonus. In addition to the Base Salary, Executive shall be eligible to receive an annual cash bonus (the “Incentive Bonus”) in an amount to be determined based upon the performance of HCC Life through Executive’s participation in the annual HCC Life bonus pool. Executive shall be entitled to receive a maximum of 12.5% of the overall HCC Life bonus pool and the amount of such participation shall be subject to the specific approval of the HCC CEO, but shall not exceed $250,000 per year. Additionally, in the event that ASU or any other subsidiaries or divisions designated for Executive’s supervision by the HCC CEO achieve their respective HCC-approved GAAP operating budget, before any reforecasts (the “Operating Budget”) for the subject calendar year, then Executive shall received an additional Incentive Bonus in an amount equal to $50,000 for ASU and $25,000 for each such other subsidiary or division which achieves its Operating Budget. The aggregate Incentive Bonus shall be paid to Executive not later than May 1 of the calendar year following the subject calendar year.

          (2) Performance Bonus. Executive shall be eligible to receive an additional discretionary cash bonus (the “Performance Bonus”) in an amount, which may be zero, to be determined in the sole discretion of the HCC CEO. The HCC CEO shall consider the personal performance of the Executive, the results of the HCC Life and the other subsidiaries and divisions supervised by Executive, acquisitions and the overall results of HCC as well as other considerations in determining the amount of the Performance Bonus, if any.

          (3) No Minimum Bonus. There shall be no minimum bonus payable to Executive as an Incentive Bonus or Performance Bonus under this Section 3(b).

          (c) Expenses. During the Basic Term, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Company) in performing services hereunder, provided that Executive properly accounts therefor in accordance with Company policy.

          (d) Other Benefits. Executive shall be entitled to participate in or receive benefits (“Other Benefits”) under any compensation, employee benefit plan, or other arrangement made generally available by the Company, subject to and on a basis consistent with the terms, conditions, and overall administration of such plan or arrangement. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary payable to Executive pursuant to paragraph (a) of this Section 3.

          (e) Vacations. Executive shall be entitled to 20 days paid vacation per year during the Basic Term. There shall be no carryover of unused vacation from year to year. For purposes of this Section, weekends shall not count as vacation days, and Executive shall also be entitled to all paid holidays and personal days given by the Company to its senior executive officers.

          (f) Proration. Any payments or benefits payable to Executive hereunder in respect of any calendar year during which Executive is employed by the Company for less than the entire year, unless otherwise provided in the applicable plan or arrangement, shall be prorated in accordance with the number of days in such calendar year during which he is so employed. Notwithstanding the foregoing, any payments pursuant to Sections 4(c) or 4(d) this Agreement shall not be subject to proration.

          (g) Perquisites. Executive shall be entitled to receive the perquisites and fringe benefits provided for on Appendix 1 hereof.

          (h) Consulting Period. Effective January 1, 2009, unless this Agreement has been renewed, Executive shall become a consultant to the Company for the period (the “Consulting Period”) beginning on such date and ending on December 31 of such year equal to the number of full years Executive has served as a full-time employee of the Company after January 1, 2002. Executive shall receive an annual consulting fee of $50,000 and be required to perform 250 hours of consulting services (the “Consulting Services”) per year. The Consulting Services to be provided shall be commensurate with Executive’s training, background, experience and prior duties with the Company. Executive agrees to make himself reasonably available to provide such Consulting

Services during the Consulting Period; provided, however, the Company agrees that it shall provide reasonable advance notice to Executive of its expected consulting needs and any request for Consulting Services hereunder shall not unreasonably interfere with Executive’s other business activities and personal affairs, as determined in good faith by Executive. In addition, Executive shall not be required to perform any requested Consulting Services which, in Executive’s good faith opinion, would cause Executive to breach any fiduciary duty or contractual obligation Executive may have to another employer. Executive’s travel time shall constitute hours of Consulting Services for purposes of this Paragraph. The Parties contemplate that, when appropriate, the Consulting Services shall be performed at Executive’s office, residence or at the Company’s executive offices in Houston, Texas and may be performed at such other locations only as they may mutually agree upon. Executive shall be promptly reimbursed for all travel and other expenses reasonably incurred by Executive in rendering the Consulting Services. Other than the consulting fee, Executive shall be entitled to no further benefits from the Company. Executive shall not be entitled to engagement hereunder as a consultant if he is no longer employed by the Company at the time the Consulting Period is to begin, unless Executive has been terminated without Cause. In the event Executive dies or becomes disabled during the Consulting Period, Executive or his legal representative shall continue to receive the annual consulting fee for the remainder of the Consulting Period. The Company’s obligation to retain Executive as a Consultant and to pay the consulting fee hereunder shall immediately terminate if Executive violates the non-competition, non-solicitation or confidentiality provisions of this Agreement, or if after such non-competition period, Executive competes during the Consulting Period.

          (i) Relocation. Upon request to the HCC CEO, Executive shall be permitted to relocate to California at any time after July 1, 2005, subject to compliance with the terms of this Section 3(i) and the terms of the HCC Relocation Policy as it may be modified by this Agreement. In this regard, the Parties agree that following such relocation:

     (1) Executive to spend approximately 40% of his working time in the Company’s home office in Atlanta, 25% in the Company’s Costa Mesa office and 20% visiting the regional offices other than Costa Mesa.

     (2) Company executives or other subsidiary executives shall not visit Costa Mesa office outside of the normal scope of business.

     (3) Executive shall provide clear and frequent communications to the HCC CEO on all material operational matters and for prior approval where appropriate.

     (4) Executive to attend all quarterly reviews at the Company, ASU and PIA as required.

     (5) Executive will be available to attend corporate meetings in Houston upon reasonable notice, as required by the HCC CEO.

     (6) Executive shall be permitted up to $25,000 to cover any moving expenses to California or Atlanta.

     4. Termination.

          (a) Definitions.

               (1) “Cause” shall mean:

                    (i) Material dishonesty which is not the result of an inadvertent or innocent mistake of Executive with respect to the Company or any of its Affiliates;

                    (ii) Willful misfeasance or nonfeasance of duty by Executive;

                    (iii) Violation by Executive of any material term of this Agreement; or

                    (iv) Conviction of Executive of any crime other than a vehicular offense that could reflect in some fashion unfavorably upon the Company or its Affiliates.

Executive may not be terminated for Cause unless and until there has been delivered to Executive written notice from the HCC CEO supplying the particulars of his acts or omissions that the HCC Board of Directors believes constitute Cause, a reasonable period of time (not less than 30 days) has been given to Executive after such notice to either cure the same or to meet with the HCC CEO with his attorney if so desired by Executive, and following which the HCC CEO reaffirms the previous decision of the HCC Board of Directors.

               (2) A “Disability” shall mean the absence of Executive from Executive’s duties with the Company on a full-time basis for 180 consecutive days, or 180 days in a 365-day period, as a result of incapacity due to mental or physical illness which results in Executive being unable to perform the essential functions of his position, with or without reasonable accommodation.

               (3) A “Good Reason” shall mean any of the following (without Executive’s express written consent):

                    (i) The taking of any action by the Company that would adversely affect Executive’s participation in, or materially reduce Executive’s benefits under, any employee benefit plan, unless such failure or such taking of any action adversely affects persons similarly situated in the Company generally;

                    (ii) Executive’s involuntary relocation to any place, other than the executive offices as a result of the Company relocating its executive offices, exceeding a distance of 50 miles from the place of Executive’s normal place of employment on the Effective Date, except for reasonably required travel by Executive on the Company’s business;

                    (iii) Any material breach by the Company of any material provision of this Agreement; or

               (iv) Any failure by the Company to obtain the assumption and performance of this Agreement by any successor (by merger, consolidation, or otherwise) or assign of the Company.

However, Good Reason shall exist with respect to an above specified matter only if such matter is not corrected, or begun to be corrected, by the Company within 30 days after the Company’s receipt of written notice of such matter from Executive. In no event shall a termination by Executive occurring more than 90 days following the date of the event described be a termination for Good Reason due to such event, whether that event is corrected or not.

               (4) “Termination Date” shall mean the date Executive terminates or is terminated for any reason pursuant to this Agreement.

          (b) Termination Without Cause or for Good Reason: Benefits. In the event there is a termination by the Company without Cause or if Executive Terminates for Good Reason (a “Termination Event”), this Agreement shall terminate and Executive shall be entitled to the following severance benefits:

               (1) For the remainder of the Basic Term or the Renewal Term, as the case may be, after the Termination Date, Base Salary (as defined in Section 3(a)), at the rate in effect immediately prior to the Termination Event, payable at the Company’s sole election, either (i) at the same intervals as Executive was previously being compensated, until the end of the Basic or Renewal Term, or (ii) within 30 days after the Termination Date in a lump sum, appropriately discounted to take into consideration the lump sum early payment;

               (2) All accrued Incentive Bonus compensation, unreimbursed expenses and Other Benefits through the Termination Date. Such amounts shall be paid to Executive in a lump sum in cash within 30 days after the Termination Date; and

               (3) Executive shall be free to accept other employment during such period, and other than as set forth herein, there shall be no offset of any employment compensation earned by Executive in such other employment during such period against payments due Executive under this Section 4, and there shall be no offset in any compensation received from such other employment against the Base Salary set forth above, unless the Executive is employed in a position of competing with the Company as described in Section 5 below.

          (c) Termination In Event of Death: Benefits. If Executive’s employment is terminated by reason of Executive’s death during the Basic Term or the Renewal Term, as the case may be, this Agreement shall terminate without further obligation to Executive’s legal representatives under this Agreement, other than for payment of all accrued Base Salary, unreimbursed expenses, and the timely payment or provision of Other Benefits through the date of death and the amount of any Incentive Bonus relating to a prior year unpaid as of the date of death. Such amounts shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 90 days after the date of death. In addition, Executive’s legal representatives shall receive, at the same time as if Executive were still an employee, Executive’s Base Salary for the lesser of one year or the date this Agreement would otherwise have terminated. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 4(c) shall include, without limitation, and Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company to the estates and beneficiaries of other executive level employees of the Company under such plans, programs, practices, and policies relating to death benefits, if any, as in effect with respect to other executives and their beneficiaries at any time during the 120-day period immediately preceding the date of death.

          (d) Termination In Event of Disability: Benefits. If Executive’s employment is terminated by reason of Executive’s Disability during the Basic Term or the Renewal Term, as the case may be, this Agreement shall terminate but the Company shall pay the Executive the amount of any Incentive Bonus relating to a prior year unpaid as of the date of disability and continue to pay the Base Salary for a period of 90 days and thereafter shall make such additional payment for the Basic Term or the Renewal Term, as the case may be, so that the after-tax effect of Executive’s compensation is the same as before the Disability with such additional payment, reduced by any long-term disability insurance proceeds received by Executive from policies obtained or paid for by the Company. Executive’s Other Benefits shall continue to the end of the Basic Term. Executive shall not be entitled to any subsequent bonuses.

          (e) Voluntary Termination by Executive and Termination for Cause: Benefits. Executive may terminate his employment with the Company by giving written notice of his intent and stating an effective Termination Date at least 90 days after the date of such notice; provided, however, that the Company may accelerate such effective date by paying Executive through the proposed Termination Date (but not to exceed 90 days). Upon such a termination by Executive or upon termination for Cause by the Company, this Agreement shall terminate and the Company shall pay to Executive all accrued Base Salary, unreimbursed expenses and Other Benefits through the Termination Date. Such amounts shall be paid to Executive in a lump sum in cash within 30 days after the Termination Date.

          (f) Director Positions. Executive agrees that upon termination of employment, for any reason, at the request of the Chairman of the Board, Executive will immediately tender his resignation from any and all Board positions held with the Company and/or any of its Affiliates.

     5. Non-Competition, Non-Solicitation and Confidentiality. At the inception of this employment relationship, and continuing on an ongoing basis, the Company and HCC Life agree to give Executive access to Confidential Information (including, without limitation, Confidential Information, as defined below, of the Company’s Affiliates) that Executive has not had access to or knowledge of before the execution of this Agreement. At the time this Agreement is made, the Company and HCC Life agree to provide Executive with initial and ongoing Specialized Training, which Executive has not had access to or knowledge of before the execution of this Agreement. “Specialized Training” includes the training the Company provides to its employees that is unique to its business and enhances Executive’s ability to perform Executive’s job duties effectively. Specialized Training includes, without limitation, orientation training; sales methods/techniques training; operation methods training; and computer and systems training.

          (a) Non-Competition During Employment. Executive agrees that, in consideration for the Company’s and HCC Life’s promise to provide Executive with Confidential Information and Specialized Training, during the Basic Term and any Renewal Term, he will not compete with the Company by engaging in the conception, design, development, production, marketing, or servicing of any product or service that is substantially similar to the products or services which the Company provides, and that he will not work for, in any capacity, assist, or become affiliated with as an owner, partner, etc., either directly or indirectly, any individual or business which offers or performs services, or offers or provides products substantially similar to the services and products provided by Company or HCC Life; provided, however, Executive shall not be prevented from owning no more than 2% of any company whose stock is publicly traded.

          (b) Conflicts of Interest. Executive agrees that during the Basic Term and any Renewal Term, he will not engage, either directly or indirectly, in any activity (a “Conflict of Interest”) that might adversely affect the Company or its Affiliates, including ownership of a material interest in any supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business or accepting any material payment, service, loan, gift, trip, entertainment, or other favor from a supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business, and that Executive will promptly inform the HCC CEO as to each offer received by Executive to engage in any such activity. Executive further agrees to disclose to the Company any other facts of which Executive becomes aware which in Executive’s good faith judgment could reasonably be expected to involve or give rise to a Conflict of Interest or potential Conflict of Interest.

          (c) Non-Competition After Termination. Executive agrees that in order to protect the Company’s and HCC Life’s Confidential Information, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between the Company and Executive otherwise contained in this Agreement. Executive agrees that Executive shall not, at any time during the Restricted Period (as hereinafter defined), within any of the markets in which the Company has sold products or services or formulated a plan to sell products or services into a market during the last 12 months of Executive’s employ or which the Company enters into within three months thereafter, engage in or contribute Executive’s knowledge to any work which is competitive with or similar to a product, process, apparatus, service, or development on which Executive worked or with respect to which Executive had access to Confidential Information or Specialized Training while employed by the Company. It is understood that the geographical area set forth in this covenant is divisible so that if this clause is invalid or unenforceable in an included geographic area, that area is severable and the clause remains in effect for the remaining included geographic areas in which the clause is valid.

          (d) Non-Solicitation. To protect the Company’s and HCC Life’s Confidential Information, and in the event of Executive’s termination of employment for any reason whatsoever, whether by Executive or the Company, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between the Company and Executive otherwise contained in this Agreement. Executive covenants and agrees that during Executive’s employment and for the Restricted Period following termination of Executive’s employment, Executive will not, directly or indirectly, either individually or as a principal, partner, agent, consultant, contractor, employee or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, except on behalf of the Company, solicit business, or attempt to solicit business, and products or services competitive with products or services sold by the Company, from the Company’s clients or customers, or those individuals or entities with whom the Company did business during Executive’s employment, including, without limitation, the Company’s prospective or potential customers or clients. Executive further agrees that during Executive’s employment and for the Restricted Period, Executive will not, either directly or indirectly, or by acting in concert with others, solicit or influence any Company employee to leave the Company’s employment.

          (e) Restricted Period. For the purpose of this Agreement, “Restricted Period” means a period of: (1) 12 months for Executive’s non-competition obligations pursuant to Section 5(c) and 24 months for Executive’s non-solicitation obligations pursuant to Section 5(d) after (i) termination of Executive’s employment during the Basic Term for any reason or (ii) termination of Executive’s employment at the end of the Basic Term if the Company offers to renew this Agreement for the Renewal Term with at least the same compensation and terms as the Basic Term and Executive rejects the renewal; or (2) a period as determined by the Company in accordance with this Section 5(e) of up to 12 months for each of Executive’s non-competition obligations pursuant to Section 5(c) and for Executive’s non-solicitation obligations pursuant to Section 5(d) after termination of Executive’s employment at the end of the Basic Term if the Company fails to offer to renew this Agreement for the Renewal Term with at least the same compensation and terms as the Basic Term. In the event of such a termination of Executive’s employment pursuant to Section 5(e)(2), the Company shall give notice to Executive of the duration of the Restricted Period for each of Executive’s non-competition obligations pursuant to Section 5(c) and for Executive’s non-solicitation obligations pursuant to Section 5(d), as calculated in months and not to exceed 12 months for each and shall pay to Executive an amount equal to current monthly Base Salary divided by two and multiplied by the aggregate number of months designated by the Company as the Restricted Period hereunder. The Restricted Period for the non-competition and the non-solicitation obligations may be different and any payment by the Company will be allocated 50% to the non-competition obligations and 50% to the non-solicitation obligations. The Restricted Period shall commence at the time Executive ceases to be a full-time employee of the Company. There shall be no payment required in connection with the Restricted Period in the event of a termination of employment pursuant to Section 5(e)(1). The Company may determine that there will be no Restricted Period under Section 5(e)(2) and in such event, no amount will be payable to Executive under this Section 5(e).

          (f) Confidential Information. Executive agrees that he will not, except as the Company or HCC Life may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish or otherwise disclose to any third party any Confidential Information or proprietary information of the Company or HCC Life, or authorize anyone else to do these things at any time either during or subsequent to his employment with the Company. This Paragraph shall continue in full force and effect after termination of Executive’s employment and after the termination of this Agreement. Executive’s obligations under this Paragraph with respect to any specific Confidential Information and proprietary information shall cease when that specific portion of the Confidential Information and proprietary information becomes publicly known, in its entirety and without combining portions of such information obtained separately. It is understood that such Confidential Information and proprietary information of the Company and HCC Life include matters that Executive conceives or develops, as well as matters Executive learns from other employees of the Company or HCC Life. “Confidential Information” is defined to include information: (1) disclosed to or known by Executive as a consequence of or through his employment with the Company; (2) not generally known outside the Company or HCC Life; and (3) that relates to any aspect of the Company, HCC Life or their business, finances, operation plans, budgets, research, or strategic development. “Confidential Information” includes, but is not limited to, the Company’s and HCC Life’s trade secrets, proprietary information, financial documents, long range plans, customer lists, employer compensation, marketing strategy, data bases, costing data, computer software developed by the Company or HCC Life, investments made by the Company or HCC Life, and any information provided to the Company or HCC Life by a third party under restrictions against disclosure or use by the Company, HCC Life or others.

          (g) Return of Documents, Equipment, Etc. All writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Confidential Information, and all equipment, components, parts, tools, and the like in Executive’s custody or possession that have been obtained or prepared in the course of Executive’s employment with the Company shall be the exclusive property of the Company or HCC Life, shall not be copied and/or removed from the premises of the Company, except in pursuit of the business of the Company, and shall be delivered to the Company or HCC Life, without Executive retaining any copies, upon notification of the termination of Executive’s employment or at any other time requested by the Company or HCC Life. The Company and HCC Life shall have the right to retain, access, and inspect all property of Executive of any kind in the office, work area, and on the premises of the Company upon termination of Executive’s employment and at any time during employment by the Company to ensure compliance with the terms of this Agreement.

          (h) Reaffirm Obligations. Upon termination of Executive’s employment with the Company, Executive, if requested by Company or HCC Life, shall reaffirm in writing Executive’s recognition of the importance of maintaining the confidentiality of the Company’s and HCC Life’s Confidential Information and proprietary information, and reaffirm any other obligations set forth in this Agreement.

          (i) Prior Disclosure. Executive represents and warrants that Executive has not used or disclosed any Confidential Information he may have obtained from the Company or HCC Life prior to signing this Agreement, in any way inconsistent with the provisions of this Agreement.

          (j) No Previous Restrictive Agreements. Executive represents that, except as disclosed in writing to the Company, Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Executive’s employment by the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Executive further represents that Executive’s performance of all the terms of this Agreement and Executive’s work duties for the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive’s employment with the Company, and Executive will not disclose to the

Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or other party.

          (k) Breach. Executive agrees that any breach of Sections 5(a) through (g) above cannot be remedied solely by money damages, and that in addition to any other remedies Company or HCC Life may have, Company and HCC Life are entitled to obtain injunctive relief against Executive. Nothing herein, however, shall be construed as limiting the Company’s or HCC Life’s right to pursue any other available remedy at law or in equity, including recovery of damages and termination of this Agreement and/or any termination or offset against any payments that may be due pursuant to this Agreement.

          (l) Right to Enter Agreement; Payment of Loans. Executive represents and covenants to the Company that he has full power and authority to enter into this Agreement and that the execution of this Agreement will not breach or constitute a default of any other agreement or contract to which he is a party or by which he is bound. Executive further acknowledges that he has repaid all outstanding loans from the Company prior to entering into this Agreement.

          (m) Enforceability. The agreements contained in this Section 5 are independent of the other agreements contained herein. Accordingly, failure of the Company or HCC Life to comply with any of its obligations outside of this Section do not excuse Executive from complying with the agreements contained herein.

          (n) Survivability. The agreements contained in this Section 5 shall survive the termination of this Agreement for any reason.

          (o) Reformation. If a court concludes that any time period or the geographic area specified in Sections 5(c), (d) or (e) of this Agreement are unenforceable, then the time period will be reduced by the number of months, or the geographic area will be reduced by the elimination of the overbroad portion, or both, so that the restrictions may be enforced in the geographic area and for the time to the fullest extent permitted by law.

     6. Assignment. This Agreement cannot be assigned by Executive. The Company may assign this Agreement only to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of the Company provided such successor expressly agrees in writing reasonably satisfactory to Executive to assume and perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession and assignment had taken place. Failure of the Company to obtain such written agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement.

     7. Binding Agreement. Executive understands that his obligations under this Agreement are binding upon Executive’s heirs, successors, personal representatives, and legal representatives.

     8. Notices. All notices pursuant to this Agreement shall be in writing and sent certified mail, return receipt requested, addressed as set forth below, or by delivering the same in person to such party, or by transmission by facsimile to the number set forth below (which shall not constitute notice). Notice deposited in the United States Mail, mailed in the manner described hereinabove, shall be effective upon deposit. Notice given in any other manner shall be effective only if and when received:

If to Executive:	Craig J. Kelbel
12202 Preece Court
Cypress, Texas 77429
Fax: (281) 340-8470

If to Company:	HCC Insurance Holdings, Inc.
13403 Northwest Freeway
Houston, Texas 77040
Attn: General Counsel
Fax: (713) 744-9648

with a copy (which shall not
constitute notice) to:	Arthur S. Berner, Esq.
Haynes and Boone, L.L.P.
1 Houston Center
1221 McKinney, Suite 2100
Houston, Texas 77010
Fax: (713) 236-5417

     9. Waiver. No waiver by either party to this Agreement of any right to enforce any term or condition of this Agreement, or of any breach hereof, shall be deemed a waiver of such right in the future or of any other right or remedy available under this Agreement.

     10. Severability. If any provision of this Agreement is determined to be void, invalid, unenforceable, or against public policy, such provisions shall be deemed severable from the Agreement, and the remaining provisions of the Agreement will remain unaffected and in full force and effect.

     11. Entire Agreement. The terms and provisions contained herein shall constitute the entire agreement between the parties with respect to Executive’s employment with Company during the time period covered by this Agreement. This Agreement replaces and supersedes any and all existing Agreements entered into between Executive and the Company relating generally to the same subject matter, if any, and shall be binding upon Executive’s heirs, executors, administrators, or other legal representatives or assigns.

     12. Modification of Agreement. This Agreement may not be changed or modified or released or discharged or abandoned or otherwise terminated, in whole or in part, except by an instrument in writing signed by Executive and an officer or other authorized executive of Company.

     13. Understand Agreement. Executive represents and warrants that he has read and understood each and every provision of this Agreement, and Executive understands that he has the right to obtain advice from legal counsel of his choice, if necessary and desired, in order to interpret any and all provisions of this Agreement, and that Executive has freely and voluntarily entered into this Agreement.

     14. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES.

     15. Jurisdiction and Venue. With respect to any litigation regarding this Agreement, Executive agrees to venue in the state or federal courts in Harris County, Texas, and agrees to waive and does hereby waive any defenses and/or arguments based upon improper venue and/or lack of personal jurisdiction. By entering into this Agreement, Executive agrees to personal jurisdiction in the state and federal courts in Harris County, Texas.

     16. Tolling. If Executive violates any of the restrictions contained in Sections (c) or (d), the Restricted Period, respectively, will be suspended and will not run in favor of Executive from the time of the commencement of any violation until the time when Executive cures the violation to the Company’s satisfaction.

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     IN WITNESS WHEREOF, the Parties have executed this Agreement in multiple copies, effective as of the date first written above.

EXECUTIVE:		COMPANY:

HCC Insurance Holdings, Inc.

By:	/s/ CRAIG J. KELBEL	By:	/s/ STEPHEN L. WAY

	CRAIG J. KELBEL		STEPHEN L. WAY
President & Chief Executive Officer

Signature Page
Employment Agreement - Kelbel

APPENDIX 1

1.	Executive shall be entitled to the use of a corporate membership (to be owned by the Company) at one country club to be agreed by the HCC CEO. Monthly dues for such membership shall be paid by the Company and the initial membership costs associated with such membership shall not exceed $100,000.

2.	Car allowance of $1,000 per month.

3.	First class domestic business travel and club class international business travel using upgrades through Company Travel Department.

4.	Up to $2,500 monthly expense for furnished corporate apartment in Atlanta, Georgia.